SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   Hennion & Walsh, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

        Hennion & Walsh, Inc.
        2001 Route 46, Waterview Plaza
        Parsippany, New Jersey  07054

Telephone Number (including area code):

        (973) 299-8989

Name and address of agent for service of process:

        Peter J. DeMarco
        Hennion & Walsh, Inc.
        2001 Route 46, Waterview Plaza
        Parsippany, New Jersey  07054

With copies of Notices and Communications to:

        Michael R. Rosella, Esq.
        Paul, Hastings, Janofsky & Walker LLP
        75 East 55th Street
        New York, NY  10022

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X]  NO [ ]


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                                    SIGNATURE

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the city of New York and the state of New York on the 11th day of September, 2003.



                                            Hennion & Walsh, Inc.
                                            (REGISTRANT)


                                            By:  /s/ PETER J. DEMARCO
                                                 --------------------
                                                 Peter J. DeMarco
                                                 Managing Director



Attest: /s/ ALEXANDER VERMITSKY
        -----------------------
        Alexander Vermitsky
        Chief Financial Officer